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                                                                    Exhibit 10.7

                        INTERNATIONAL OPERATING AGREEMENT


         This INTERNATIONAL OPERATING AGREEMENT (the "Agreement") is made and entered into this 15th day of April, 1998, by and between NACCO Materials Handling Group, Inc. ("NMHG") and the subsidiaries and affiliates of NMHG listed on Exhibit A, attached hereto (all such subsidiaries and affiliates as listed on said Exhibit, as it may be amended from time to time, shall be referred to collectively as the "NMHG Companies" and individually as an "NMHG Company") and General Electric Capital Corporation ("GE Capital") and the subsidiaries and affiliates of GE Capital listed on Exhibit B, attached hereto (all such subsidiaries and affiliates as listed on said Exhibit, as it may be amended from time to time and shall be referred to collectively as the "GE Capital Companies", individually as a "GE Capital Company").


                                    RECITALS
                                    --------

         WHEREAS, NMHG and the NMHG Companies are in the business of manufacturing and distributing various types of materials handling equipment (collectively, "Equipment") which they either: (i) ship to dealers (each, a "Dealer", collectively "Dealers") who purchase the Equipment as inventory for resale to third-party customers (each, a "Customer", collectively "Customers") or (ii) sell directly to Customers;

         WHEREAS, the GE Capital Companies are in the business of providing financing in various forms for the acquisition and/or purchase of items such as the Equipment to non-U.S. Dealers and Customers;

         WHEREAS, in order to promote the sale and distribution of Equipment on an international basis, NMHG and the NMHG Companies have agreed to, pursuant to the terms and conditions of this Agreement, refer their respective Customers and Dealers to the GE Capital Companies, and the GE Capital Companies, pursuant to the terms of this Agreement, may enter into retail or wholesale financing with such Customers or Dealers, as the case may be.

         NOW THEREFORE, in consideration of the above premises and mutual covenants contained hereinabove, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                    Article I
                                   Definitions
                                   -----------

         1.1 "ACCOUNT" shall mean any Wholesale or Retail Account.

         1.2 "ACCOUNT PARTY" shall mean, with respect to any Account, any respective Customer, Dealer or any other Person (including, but not limited to, any guarantors) named in any of the Documentation related to such Account.

         1.3 "AUTHORIZED SALE PRICE" shall mean, with respect to any Equipment subject to remarketing, the minimum sales price that the NMHG Group (or any of its designated agents) may accept regarding a third party's offer to buy such Equipment, without submitting the offer to any of the GE Capital Companies for approval. The Authorized


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Sale Price shall be determined by the GE Capital Companies as is set forth in
Article 5 below.

         1.4 "BOOK VALUE" shall mean with respect to each Wholesale or Retail Account, the balance of any such Account, including, without limitation, periodic payments and other amounts due and accrued thereunder and any residual value taken on the Equipment.

         1.5 "BUSINESS DAY" shall mean, with respect to any obligation of a GE Capital Company or NMHG Company to which this term applies, any day other than a Saturday, Sunday or a day on which banking institutions in the capital city of the country in which such GE Capital Company or NMHG Company has its principal place of business (as the case may be) are authorized or required to close.

         1.6 "CUSTOMER" shall have the meaning ascribed to it in the first paragraph of the Recitals. A non-U.S. Customer shall be any Customer which is domiciled outside of the United States of America.

         1.7 "DEALER" shall have the meaning ascribed to it in the first paragraph of the Recitals. A non-U.S. Dealer shall be any Dealer which is domiciled outside of the United States of America.

         1.8 "DEFAULT" under this Agreement shall, with respect to any party, mean: (i) if such party breaches any of its obligations under this Agreement and fails to cure within thirty (30) days after written notice thereof; (ii) if any representation or warranty made by such party in connection with this Agreement shall be false or misleading in any material respect; (iii) if such party becomes insolvent, ceases to do business as described above or ceases to exist as a separate corporate entity; or (iv) if a petition is filed by or against such party under any bankruptcy or insolvency laws (or similar proceeding).

         1.9 "DOCUMENTATION" shall mean any and all documents evidencing an Account, including but not limited to leases, lease/purchase agreements, notes, security agreements and all schedules, supplements, addenda and annexes attached thereto.

         1.10 "EQUIPMENT" shall have the meaning ascribed to it in the Recitals above.

         1.11 "EXTENSION OF CREDIT" shall mean any loan made by a GE Capital Company to a Dealer pursuant to a Wholesale Account for the purpose of funding the purchase of inventory by the Dealer.

         1.12 "FAIR MARKET VALUE" shall mean an amount equal to the value which would be obtained in an arm's-length transaction between an informed and willing buyer (other than a lessee currently in possession or a used equipment dealer) and an informed and willing seller under no compulsion to sell and, in such determination, costs of removal from the location of current use shall not be a deduction from such value.

         1.13 "NMHG GROUP" shall have the meaning ascribed to it in Article 2.1.

         1.14 "NET REMARKETING PROCEEDS" shall mean the gross cash proceeds actually received by the GE Capital Companies from the sale of Equipment remarketed pursuant to Article 5 less: (i) any applicable sales or other taxes,
(ii) any costs incurred by the GE

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Capital Companies with respect to any of its duties hereunder, including but not limited to, any repair or other costs or expenses incurred pursuant to Article 5 hereof

         1.15 "RETAIL ACCOUNT" shall mean any conditional sale contracts, lease agreements, chattel mortgages, promissory notes or other choses in action executed between a GE Company and a non-U.S. Customer.

         1.16 "PERSON" shall mean any entity, including without limitation, any natural person, trust, corporation, estate, joint stock association, partnership, firm, sovereign entity, government or governmental agency.

         1.17 "WHOLESALE ACCOUNT" shall mean and include any loan or other extension of credit, now or hereafter, by a GE Capital Company to any non-U.S.Dealer for the acquisition of Equipment by the Dealer.

                                   Article II
                    Customer Referral Program-retail Accounts
                    -----------------------------------------

         2.1 CUSTOMER REFERRALS GENERALLY. NMHG and the NMHG Companies (collectively, the "NMHG Group") hereby agree to refer all non-U.S. Customers who are interested in financing the acquisition of Equipment to the applicable GE Capital Company. Said GE Capital Company may enter into Retail Accounts with such Customers, in its sole discretion, upon such terms and conditions as said GE Capital Company deems acceptable, but shall not be obligated to do so. To induce the GE Capital Companies to offer financing to non-U.S. Customers hereunder (but without obligating any GE Capital Company to do so), each of the NMHG Group agrees with respect to any country subject to this Agreement: (i) to notify each non-U.S. Customer, or use their respective best efforts to have their respective non-U.S. Dealers notify their respective non-U.S. Customers, that financing may be available from the GE Capital Companies; and (ii) otherwise assist the GE Capital Companies in making proposals for financing available to each non-U.S. Customer. Each of the NMHG Group further agrees not to recommend, or direct any of their respective majority-owned subsidiaries or affiliates to recommend, any other finance source to a non-U.S. Customer unless and until: (x) the applicable GE Capital Company has submitted a proposal for financing to such Customer; (y) the applicable GE Capital Company has rejected such Customer; or (z) such Customer has indicated that it is not interested in obtaining financing from any of the GE Capital Companies. Notwithstanding any provision to the contrary herein, it is expressly understood by each of the NMHG Group, GE Capital and each of the GE Capital Companies that all Customers shall be free to utilize any financing source of their own choosing. The obligations of the NMHG Group as set forth in this Section 2.1 shall be applicable only to countries where a GE Capital Company has the ability to enter into Retail Accounts.

         2.2 STANDARD RATES AND PRODUCTS. The respective members of the NMHG Group and the respective GE Capital Companies shall mutually develop and agree on the products (including, without limitation, products which contain specific references to the private label brands sold by the NMHG Companies) and standard rates, terms and conditions related thereto which shall be offered, from time to time, to the non-U.S.

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Customers with respect to Retail Accounts on a country by country or region by region basis.

         2.3 CREDIT REVIEW PROCESS. For each proposed Retail Account, the referring member of the NMHG Group or the applicable Dealer (as the case may be) shall provide such financial and business information as they may possess concerning a Customer upon the reasonable request of the respective GE Capital Company. Said member of the NMHG Group or the applicable Dealer (as the case may be) shall also provide the following to the respective GE Capital Company for every proposed Retail Account: (i) an itemized list of the Equipment to be financed, including, but not limited to a complete description of such Equipment; and (ii) a description of any additions, improvements or reconfigurations to, or of, the Equipment which deviate from NMHG's standard specifications for the Equipment. Each respective GE Capital Company will be primarily responsible for obtaining from the respective Customer the financial and business information which the GE Capital Company deems necessary in order to consider a Customer for any Retail Account. Upon the request of the respective GE Capital Company, the referring member of the NMHG Group shall assist said GE Capital Company in obtaining such information from Customer. Each member of the NMHG Group further acknowledges that each GE Capital Company shall have the absolute right to approve or disapprove Customers and proposed Retail Accounts in its sole discretion pursuant to its independently determined internal credit and investment standards and shall have no liability for its disapproval of any Customer or proposed Retail Accounts; provided however, that the respective GE Capital Companies and the NMHG Group shall, on a country by country or region by region basis, use their best efforts to determine mutually acceptable standards for the approval of Customers for proposed Retail Accounts (collectively, "Target Approval Rates"). Target Approval Rates shall be reviewed annually by the respective GE Capital Companies and the NMHG Group and set by mutual agreement of the applicable members of the NMHG Group and the GE Capital Companies.

         2.4 DOCUMENTATION. All Documentation shall be developed by and in form and substance satisfactory to each of the GE Capital Companies in its sole discretion. A GE Capital Company may, in its sole discretion, request a member of the NMHG Group, or its respective agents or employees to assist in the delivery of Documentation to, and the execution of Documentation by, Customers. All Documentation for each Retail Account shall be prepared and negotiated solely by each respective GE Capital Company.

         2.5 REPRESENTATIONS AND WARRANTIES. For all Documentation which a member of the NMHG Group assists in the execution and delivery of at the request of a GE Capital Company pursuant to Paragraph 2.4 above, the respective member of the NMHG Group will warrant and represent that: (i) all names, addresses, dates and signatures are true and correct; (ii) the Equipment has been duly delivered, installed and accepted by the Customer; and (iii) such Documents have not been amended, changed, settled or compromised without the prior written consent of the respective GE Capital Company.

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         2.6 ACCOUNT FUNDING. For each Retail Account, each respective GE
Capital Company shall pay to the respective member of the NMHG Group the full amount of all invoices related to the Equipment that is the subject of the Retail Account within five (5) Business Days after the date that such GE Capital Company has received: (i) all fully executed and completed Documentation as required pursuant to Paragraph 2.4 hereof; and (ii) where applicable, all documentation necessary and appropriate to evidence and record the GE Capital Company's interest in the Retail Account and the related Equipment. Notwithstanding any provision to the contrary herein, if any invoice states trade terms different than those set forth in the previous sentence, then the respective GE Capital Company shall pay such invoices on the later of: (x) the date specified in any such invoice; or (y) the date specified in this Paragraph 2.6.

                                   Article III
                             Dealer Referral Program
                             -----------------------

         3.1 DEALER REFERRALS GENERALLY. Each of the NMHG Group hereby agree to refer all non-U.S. Dealers who are interested in financing the acquisition of Equipment to the applicable GE Capital Company. Said GE Capital Company may enter into Wholesale Accounts with such Dealers based upon the considerations set forth in Section 3.3 hereof, upon such terms and conditions as said GE Capital Company deems acceptable. To induce the GE Capital Companies to offer financing to non-U.S. Dealers hereunder (but without obligating any GE Capital Company to do so), each of the NMHG Group agrees: (i) to notify each non-U.S. Dealer, or use their respective best efforts to have their respective distributors notify their respective non-U.S. Dealers, that financing may be available from the GE Capital Companies; and (ii) otherwise assist the GE Capital Companies in making proposals for financing available to each non-U.S. Dealer. Each of the NMHG Group further agrees not to recommend, or direct any of their respective majority-owned subsidiaries or affiliates to recommend, any other finance source to a non-U.S. Dealer unless and until: (x) the applicable GE Capital Company has submitted a proposal for wholesale financing to such Dealer; (y) the applicable GE Capital Company has rejected such Dealer; or (z) such Dealer has indicated that it is not interested in obtaining financing from any of the GE Capital Companies. Notwithstanding any provision to the contrary herein, it is expressly understood by each of the NMHG Group, GE Capital and each of the GE Capital Companies that all Dealers shall be free to utilize any financing source of their own choosing. The obligations of the NMHG Group as set forth in this Section 3.1 shall be applicable only to countries where a GE Capital Company has the ability to enter into Wholesale Accounts.

         3.2 STANDARD RATES AND PRODUCTS. The respective members of the NMHG Group and the respective GE Capital Companies shall mutually develop and agree on the products and the standard rates, terms and conditions related thereto which shall be offered, from time to time, to the non-U.S. Dealers with respect to Wholesale Accounts on a country by country or region by region basis.

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         3.3 CREDIT REVIEW PROCESS. For each proposed Wholesale Account, the referring member of the NMHG Group shall provide such financial and business information as they may possess concerning a Dealer upon the reasonable request of the respective GE Capital Company. Each respective GE Capital Company will be primarily responsible for obtaining from the respective Dealer the financial and business information which the GE Capital Company deems necessary in order to consider a Dealer for any Wholesale Account. Upon the request of the respective GE Capital Company, the referring member of the NMHG Group shall assist said GE Capital Company in obtaining such information from Dealer. During the Base Term (as that term is defined in Section 6.8 hereof), each respective GE Capital Company shall approve any Dealer for a Wholesale Account so long as at the time of such approval: (i) the Dealer is not insolvent, a receiver has not been appointed for all or of any part of the property of such Dealer, no assignment for the benefit of creditors has been made by such Dealer, a petition in bankruptcy (or any similar law) has not been filed by or against such Dealer:
(ii) the consummation of such Wholesale Account shall not cause the aggregate investment in Wholesale Accounts by all of the GE Capital Companies to exceed seventy-five million U. S. dollars (US$75,000,000) (this maximum investment amount shall be reviewed by GE Capital operations management on an annual basis and adjusted accordingly based on the financial status of NMHG); (iii) the consummation of such Wholesale Account shall not violate any the corporate business practices or policies of the respective GE Capital Company (as set forth in The Spirit and the Letter of Our Commitment as published by GE Capital from time to time and any addenda or amendments thereto) or any law or statute applicable to such GE Capital Company. Following the expiration of the Base Term, each member of the NMHG Group further acknowledges that each GE Capital Company shall have the absolute right to approve or disapprove Dealers and proposed Wholesale Accounts in its sole discretion pursuant to its independently determined internal credit and investment standards and shall have no liability for its disapproval of any Dealer or proposed Wholesale Accounts.

         3.4 WHOLESALE ACCOUNT DOCUMENTS. All Wholesale Account Documents shall be developed by each of the respective GE Capital Companies for the NMHG Group taking into consideration the NMHG Group's specifications and needs, provided however that any such Wholesale Account Documents shall, in their final form, be in form and substance satisfactory to each of the respective GE Capital Companies in its sole discretion. A GE Capital Company may, in its sole discretion, request a member of the NMHG Group, or its respective agents or employees to assist in the delivery of Documentation to, and the execution of Documentation by, Dealers. All Documentation for each Wholesale Account shall be prepared and negotiated solely by each respective GE Capital Company.

         3.5 REPRESENTATIONS AND WARRANTIES. For all Documentation which a member of the NMHG Group assists in the execution and delivery of at the request of a GE Capital Company pursuant to Paragraph 3.4 above, the respective member of the NMHG Group will warrant and represent that: (i) all names, addresses, dates and signatures are true and correct; (ii) the Equipment has been duly delivered and

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accepted by the Dealer; and (iii) such Documents have not been amended, changed, settled or compromised without the prior written consent of the respective GE Capital Company.

         3.6 WHOLESALE ACCOUNT FUNDING. For each Wholesale Account, the respective GE Capital Company shall pay to the respective member of the NMHG Group the full amount of all invoices related to the Equipment that is the subject of the Wholesale Account within five (5) Business Days after the date that the respective GE Capital Company has received such invoices. The respective member of the NMHG Group will aggregate all invoices issued pursuant to any Wholesale Accounts in any one day and send all such invoices to the respective GE Capital Company on a periodic basis to be determined by mutual agreement of the respective NMHG and GE Capital Companies.

         3.7      RECOURSE FOR WHOLESALE ACCOUNTS.

         (a) For the Base Term (as that term is described in Section 6.8 hereof) of this Agreement, in the event of a default under any of the Wholesale Accounts executed pursuant to this Agreement, NMHG will, within twenty (20) days of demand, repurchase any such Wholesale Account(s) affected by such default and pay the applicable GE Capital Company the amount then owed by the Dealer to such GE Capital Company under the default pursuant to the terms of the respective Documentation ("Repurchase Price"). For purposes of this Section 3.7, default is defined as: (i) any amount payable under the applicable Documentation being 61 days past due; (ii) when a Dealer files, or has filed against it, a petition in bankruptcy (or similar proceeding); (iii) the initiation of any insolvency proceeding; or (iv) the occurrence of any other event which would, under the terms of the Documentation, constitute a default. It is not contemplated that the GE Capital Companies will automatically exercise their respective rights to demand repurchase of any Wholesale Account(s) under this Section unless collection of such Account(s) is deemed to be unlikely. Failure on the part of any GE Capital Company to exercise such right shall not constitute a waiver of such right. Upon receipt by the applicable GE Capital Company of the full amount of the Repurchase Price for any Wholesale Account(s) and provided that NMHG is not otherwise in Default under this Agreement, the GE Capital Company will assign all of its right, title and interest in such Account(s) to NMHG (or its designee) without recourse to, or warranty from, of any kind whatsoever, the applicable GE Capital Company.

         (b) Anything in this Agreement to the contrary notwithstanding, NMHG hereby agrees that its obligations under this Section 3.7 shall be primary, absolute, continuing and unconditional, irrespective of, and unaffected by, any of the following actions or circumstances (regardless of any notice to, or consent of, NMHG): (aa) the genuineness, validity, regularity and enforceability of any Wholesale Account; (bb) any extension, renewal, amendment, change, waiver or other modification by a GE Capital Company of any Wholesale Account; (cc) the absence of, or delay in, any action to enforce the terms of any Account; (dd) the release of, extension of time for payment or performance by, or any other indulgence granted to the Dealer or any other person with respect to any Wholesale Account by operation of law or otherwise;


                                       7
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(ee) the existence, value, condition, loss, subordination or release (with or without substitution) of, or failure to have title to or perfect a security interest in, or the time, place and manner of any sale or other disposition of, any Equipment, collateral or security given in connection with any Wholesale Account, or any other impairment (whether intentional or negligent, by operation of law or otherwise) of a GE Capital Company's rights to any such Equipment, collateral or security; (ff) any Dealer's voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization, or similar proceedings affecting the Dealer or any of its assets; or (gg) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Notwithstanding any provision to the contrary herein, NMHG shall have no obligation to repurchase any Wholesale Account pursuant to this Section 3.7 under any of the following circumstances: (i) if a Wholesale Account proves unenforceable due to the fact that the Documentation is incomplete, (ii) solely with respect to Wholesale Accounts where a GE Capital Company is responsible for the perfection of its title or security interest in the respective Equipment, if a Wholesale Account proves unenforceable due to a failure of the GE Capital Company to obtain and perfect a valid first priority security interest in such Equipment, or (iii) if a Wholesale Account falls into default solely because the applicable GE Capital Company is in default of its obligations under the applicable Documentation.

         (c) At least One-Hundred and Eighty (180) days prior to the expiration of the Base Term, GE Capital and NMHG shall enter into discussions with respect to the continuing need for recourse on Wholesale Accounts on a country-by-country or region-by-region basis. In the event that GE Capital and NMHG have not reached a mutual agreement as to the provision of recourse on Wholesale Accounts for the period following the expiration of the Base Term on or before the expiration of the Base Term, GE Capital or any of the GE Capital Companies may at the expiration of the Base Term, in their sole discretion, terminate all or a part of this Agreement with respect to the provision of Wholesale Accounts to Dealers. Notwithstanding any provision to the contrary herein, with respect to any and all obligations of the NMHG Companies under this
Article 3.7 with respect to any Wholesale Accounts which may arise during the Base Term ("Base Term Obligations"), those Base Term Obligations shall nevertheless continue and remain undischarged until the same are indefeasibly paid and performed in full.

         3.8 AUDITS. Upon request, from time to time, by any of the GE Capital Companies, the respective NMHG Company shall cause an audit to be performed as to all of the collateral or security of any Dealer for any Wholesale Account obligation to the respective GE Capital Company ("Collateral Audit"). At the NMHG Company's option, such Collateral Audit shall be performed by (i) an auditor not related to the GE Capital Companies which has been approved by the respective GE Capital Company in writing (a "Third Party Audit") or (ii) by a representative of the NMHG Companies (a "NMHG Audit"). If the respective NMHG Company elects to have a NMHG Audit, the NMHG Company shall give reasonable advance written notice to the respective GE Capital Company and such GE Capital Company shall have the right to have a respective representative present at the NMHG Audit. In any case, the NMHG company shall provide the respective GE Capital Company with a complete written report shortly after any Collateral Audit ("Audit Report") and such Audit Report shall include, but not be limited to, a duplicate copy of any and all written reports prepared by any third party auditor. The cost of any Third Party Audits performed in any calendar year shall be borne solely by

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NMHG; provided however that the respective NMHG and GE Capital Companies shall each pay their own costs in connection with any NMHG Audit.

                                   Article IV
           Referral Fees; Accounting Practices and Reports; Management
           -----------------------------------------------------------

         4.1 RETAIL ACCOUNTS REFERRAL FEE. For Retail Accounts closed from the date hereof up to and including the second anniversary of this Agreement, no Referral Fee shall be paid to any NMHG Company by any GE Capital Company. For the period following the second anniversary of this Agreement and continuing for the term of this Agreement, in the event that a GE Capital Company enters into a Retail Account, said GE Capital Company shall pay a Referral Fee for that Account to the referring member of the NMHG Group. On or before a date ninety
(90) days prior to the second anniversary of this Agreement, each of the NMHG and GE Capital Companies shall meet to discuss the level at which the Referral Fees shall be set (by mutual agreement of the respective parties) on a region-by-region or county-by-country basis (as the case may be) based on an analysis of historical financial data and experience over the previous period since the inception of this Agreement. The Referral Fees shall be fixed for the next calendar year period which will follow the second anniversary. The respective NMHG and GE Capital Companies shall thereafter meet annually to determine the Referral Fees for the coming calendar year. In the event that any of the respective GE Capital and NMHG Companies cannot mutually agree on a Referral Fee for any particular region or country (as the case may be) the Referral Fee for Retail Accounts closed in such particular region or country shall be equal to .0025 of the total funding made by the respective GE Capital Company for each such Retail Account pursuant to Section 2.6 above (each, a "Retail Funding"). Referral Fees shall be aggregated on an annual basis and shall be paid within forty-five (45) days following the end of each calendar year. All Referral Fee payments shall be denominated in U.S. Dollars equivalent of local currency amounts in the manner used by the GE Capital Companies for similar financing programs or in such other currencies and amounts that the relevant parties shall agree.

         4.2 ACCOUNTING PRACTICES AND REPORTS. Each GE Capital Company will provide the respective NMHG Company or Companies (as the case may be) a monthly report (sorted by country and issued on or before the twentieth day of each month) which shall contain a listing of all Accounts which were delinquent as of the end of previous month. Each GE Capital Company will provide the respective NMHG Company or Companies (as the case may be) a quarterly report (sorted by country) which shall contain the following: (i) a listing of all Accounts funded during the previous quarter; (ii) a listing of all Accounts approved but not yet funded as of the date of the report; (iii) a listing of Retail Accounts which are due to expire over the twelve months subsequent to date of the report; and
(iv) any other data which NMHG and GE Capital mutually agree should be included as part of such quarterly report.

         4.3 COMPETITIVENESS. Each the GE Capital Companies and the NMHG Companies will use their respective best efforts to ensure that each such Company offers products which are competitive within their respective markets. At the inception of this Agreement, the GE Capital Companies operating in the United Kingdom, Germany and France shall endeavor to provide to Dealers and Customers (as the case may be) financing at or near the following Target Rates:

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           (i) For Wholesale Accounts, the Target Rate shall be equal to 225
           Basis Points over the then applicable Five (5) year Swap Rate;

           (ii) For Retail Accounts, the Target Rate shall be equal to 250 Basis Points over the then applicable Five (5) year Swap Rate.

         For the purposes of this Section 4.3, the term "Five (5) year Swap Rate" means the five year swap rate as quoted on the following systems:

         Currency                 System
         --------                 ------

         UK Pounds                ICAQ - Reuters page
         German DM                ICAR - Reuters page
         French Francs            ICAS - Reuters page

         The Target Rates for periods following the inception of this Agreement shall be reviewed by the applicable GE Capital and NMHG Companies on a periodic basis no less than every calendar quarter during the term of this Agreement and said Target Rates shall be adjusted as deemed necessary by mutual agreement of the applicable GE Capital and NMHG Companies based on a country-by-country or region-by-region analysis (as the case may be).

         4.4 MANAGEMENT OF THE PROGRAM. The overall management of the program established by this Agreement will be subject to the review and recommendation of several regional steering committees. Separate steering committees, one each for Yale Brand and the Hyster Brand, will be established for each of (i) the Americas (other than the U.S.), (ii) Europe and (iii) Asia and the Pacific Rim, each consisting of four persons, two of whom shall be NMHG Company employees, as applicable, designated by NMHG and two of whom shall be GE Capital Company employees designated by GE Capital. The Steering Committees shall each be responsible for coordinating the various periodic reviews which are specified in this Agreement and determining the final disposition of such reviews in their respective regions. Additionally, the Steering Committees shall perform the following functions for their respective regions: (a) providing input for development of new products; (b) setting response times; (c) setting and monitoring Target Approval Rates;(d) providing input for development of automated systems; (e) staffing and personnel matters; (f) reviewing competitiveness and adequacy of program rates; and (g) oversight of general program operations and mediation of problems to ensure the effectiveness of the various retail and wholesale financing programs. All members of the Steering Committees and other personnel utilized in connection therewith will be employees of either NMHG, the NMHG Companies, GE Capital or the GE Capital Companies and shall remain participants in any retirement or pension plan, insurance, medical or other employee benefit plans of their respective employers. No Steering Committee member designated by one shall be entitled to any compensation from any of the parties to this Agreement for their participation on a Steering Committee.

                                    Article V
                           Equipment Related Services
                           --------------------------

         5.1 REMARKETING SERVICES. For all Equipment, GE Capital and the GE Capital Companies shall appoint any member of the NMHG Group as remarketing agent to act and serve during the Remarketing Period (as defined below) as their respective attorney-in-fact to provide the Remarketing Services (as defined below) and such other additional reasonable services as GE Capital or the GE Capital Companies may request in connection with the sale and remarketing of the Equipment. As used in this Agreement, the term "Remarketing Services" means and includes (i) use of best efforts, including the advertisement of the Equipment in publications distributed to potential buyers, to solicit firm cash offers for the purchase of the Equipment as provided in Section 5.6 below, (ii) providing GE Capital or the GE Capital Companies with information concerning the Fair Market Value of the Equipment, (iii) inspecting and repairing the Equipment in accordance with
Section 5.3 below, and (iv) storing the Equipment as provided in Section 5.4 below. For Equipment which is subject to a Retail Account (which contemplates the return of the Equipment to GE Capital or the GE Capital Companies) the term of which is about to expire, the term "Remarketing Period" means a period beginning on such expiration date and ending ninety (90) days thereafter. For Equipment recovered or to be recovered as a result of a default under an Account, the term "Remarketing Period" means a period beginning on the date of default and ending one-hundred and eighty (180) days thereafter.

         5.2 VALUATION OF THE EQUIPMENT. Within ten (10) Business Days after receipt of the Equipment, the respective member of the NMHG Group shall submit to the respective GE Capital Company an estimate of the Fair Market Value of the Equipment. The respective GE Capital Company will then set the Authorized Sale Price for the Equipment.

         5.3 INSPECTION AND REPAIR OF EQUIPMENT. Within five (5) Business Days after the receipt by the respective member of the NMHG Group of the Equipment, said member shall, at no expense to the respective GE Capital Company, inspect such Equipment and provide the respective GE Capital Company with a written report describing any repairs that are necessary to put the Equipment into salable condition. If requested in writing by said GE Capital Company, the respective member of the NMHG Group shall promptly perform such repairs at such cost. The respective GE Capital Company shall, upon completion of all such repairs, and within thirty (30) days of receipt of an invoice detailing the costs for repair actually incurred by said member of the NMHG Group, reimburse said member for such costs. IT IS AGREED AND UNDERSTOOD THAT THE NMHG GROUP SHALL HAVE NO AUTHORITY TO PERFORM ANY REPAIRS ON ANY EQUIPMENT EXCEPT TO THE EXTENT SPECIFICALLY AUTHORIZED BY THE RESPECTIVE GE CAPITAL COMPANY, EXCEPT THAT NO SUCH AUTHORIZATION IN WRITING BY ANY GE CAPITAL COMPANY SHALL BE REQUIRED IF THE TOTAL COST OF THE REPAIRS SHALL NOT EXCEED THE EQUIVALENT OF US$500, SO LONG AS SUCH AMOUNT IS EXPENDED ON A REPAIR OR REPAIRS WHICH ENHANCE THE FAIR MARKET VALUE OF THE EQUIPMENT.

         5.4 STORAGE OF EQUIPMENT. If storage of the Equipment is necessary during the Remarketing Period, the respective member of the NMHG Group shall, at no expense to the GE Capital Companies, store the Equipment on the respective member of the NMHG Group's premises (or at another site designated thereby), in a secure and commercially reasonable manner and shall make such Equipment available for inspection by any prospective purchaser or the GE Capital Companies during regular business hours. During such storage, risk of loss or damage shall be borne by the NMHG Group.

         5.5 STORAGE INDEMNITY. While any Equipment is being stored by the NMHG Group, the NMHG Group shall indemnify, save and keep harmless GE Capital and the GE Capital Companies, their respective agents, employees, successors and assigns from and against any and all losses, damages, penalties, injuries, actions and suits

(collectively, "Liabilities"), including litigation costs and attorneys' fees, of whatsoever kind and nature, which may arise, directly or indirectly, out of the duties and obligations of the NMHG Group under this Article V, including without limitation, Liabilities related to personal injuries caused by the Equipment and property damage suffered by the Equipment.

         5.6 SOLICITATION OF OFFERS; SALE OF EQUIPMENT. The NMHG Group shall, at its sole cost and expense, use its best efforts to obtain firm cash offers for the purchase of the Equipment for the best price obtainable during the Remarketing Period. The NMHG Group may accept such an offer within its sole discretion if the purchase price is equal to, or exceeds, the Authorized Sale Price. Any offer for less than the Authorized Sale Price may be submitted to the respective GE Capital Company, but said GE Capital Company may accept or reject such offer in its sole discretion. If the respective GE Capital Company rejects such offer, the NMHG Group shall continue to solicit offers in the manner described herein for the full term of the Remarketing Period. If an offer is accepted, either by the NMHG Group or by the respective GE Capital Company, as the case may be, the NMHG Group shall collect the purchase price, plus any applicable sales or other taxes, in cash, and shall immediately remit same to the respective GE Capital Company. Said GE Capital Company shall thereupon execute a bill of sale (or such other form of documentation which is used to show a transfer of title in the respective location of sale) and appropriate title documentation to transfer ownership of the applicable Equipment to the purchaser thereof on an "AS IS, WHERE IS", BASIS WITHOUT RECOURSE OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, BY THE GE CAPITAL COMPANY ("AS IS BASIS"). EXCEPT AS SPECIFIED IN THIS SECTION 5.6, THE NMHG GROUP SHALL HAVE NO AUTHORITY, EXPRESS OR IMPLIED, TO SELL OR COMMIT TO SELL ANY EQUIPMENT ON ANY OF THE GE CAPITAL COMPANIES' BEHALF WITHOUT THEIR RESPECTIVE PRIOR WRITTEN CONSENT, AND THE NMHG GROUP SHALL ADVISE EACH PARTY FROM WHOM IT SOLICITS A BID THAT EACH OFFER WITH AN OFFERING PRICE BELOW THE AUTHORIZED SALE PRICE IS SUBJECT TO ACCEPTANCE OR REJECTION BY THE RESPECTIVE GE CAPITAL COMPANY AT ITS SOLE DISCRETION.

         5.7 REMARKETING FEE. As the NMHG Group's sole and exclusive compensation for providing the Remarketing Services, the GE Capital Companies will pay the NMHG Group a remarketing fee ("Remarketing Fee") if the Equipment is sold by the respective GE Capital Company to any purchaser (other than the NMHG Group) pursuant to a bid solicited by the NMHG Group during the Remarketing Period. The Remarketing Fee shall be calculated as follows:

         (i) For Equipment that is remarketed hereunder pursuant to an expiration of a Retail Account, the Remarketing Fee shall be as follows: (i) in the event that the Net Remarketing Proceeds are less than or equal to the Book Value of the respective Account, no Remarketing Fee shall be paid; or (ii) in the event that the Net Remarketing Proceeds are more than the applicable Book Value, the Remarketing Fee shall be equal to fifty percent (50%) of the amount of the excess of the Net Remarketing Proceeds over the Book Value;

         (ii) For Equipment that is remarketed hereunder pursuant to a default or other early termination of an Account, the Remarketing Fee shall be equal to five percent (5%) of the Gross Proceeds.

         5.8 EXPIRATION OF REMARKETING PERIOD. If any Equipment has not been sold by the expiration of the Remarketing Period (including any extensions thereof mutually agreed upon), then the respective member of the NMHG Group shall have the option to, within five (5) Business Days following such expiration, submit a bid for the Equipment, which bid may be accepted or rejected by the applicable GE Capital Company in its sole discretion. In the event that such bid is accepted, upon receipt of the full amount of the bid price, the applicable GE Capital Company shall thereupon execute a bill of sale (or such other form of documentation which is used to show a transfer of title in the respective location of sale) and appropriate title documentation to transfer ownership of the applicable Equipment to the applicable NMHG Company on an AS IS BASIS. In the event that the NMHG Group chooses not to exercise the above-described purchase option or the bid is not accepted, the respective GE Capital Company may arrange for sale of such Equipment at a commercially reasonable public or private sale. The NMHG Group shall, unless otherwise directed by said GE Capital Company, store the Equipment at no cost to said GE Capital Company until such sale is consummated. The NMHG Group may bid at such sale, and may continue to solicit offers for such Equipment prior to such sale.

                                   Article VI
                              Nature of Agreement;
                   Representations, Covenants and Warranties;
                            Indemnities, Termination
                            ------------------------

         6.1      SCOPE OF AUTHORITY.

         (a) Except as specifically set forth herein, each of the NMHG Group agrees and understands that neither it nor any of its subsidiaries, affiliates or dealers shall have any power or authority to bind any of the GE Capital Companies in any way hereunder, including but not limited to: (i) committing any GE Capital Company, directly or indirectly, to purchase or enter into any Accounts; (ii) to sell, transfer, encumber or otherwise dispose of the Equipment covered by any Account; (iii) to repossess or make substitutions for any Equipment that is the subject of an Account; or (iv) to take any action contrary to those actions expressly authorized hereunder. None of the NMHG Group and their respective subsidiaries and affiliates shall have any power to make representations, promises, agreements or commitments for or on behalf of any of the GE Capital Companies, and each of the NMHG Group agrees it shall take any and all actions necessary to advise each Customer or Dealer (as the case may be) accordingly. The NMHG Group will each have primary decision-making responsibility with respect to the marketing and distribution of their respective brands of Equipment and for the following: (i) any recourse from the NMHG group to a GE Capital Company with respect to any Retail Account; (ii) communication with the Dealers with respect to marketing the financial products offered pursuant to this Agreement; (iii) coordination and determination of Dealer training programs with respect to the use of financing as a major sales tool; (iv) providing the Dealers with finance rates and factors; (v) assisting the Dealers in closing Retail Accounts, and (vi) generally promoting the Wholesale and Retail financing products offered pursuant to this Agreement as the prime source of financing to the Dealers and the Customers.

         (b) In addition to the obligations of the GE Capital Companies set forth herein, each GE Capital Company will each have primary responsibility with respect to the following: (i) providing Dealer training programs on reasonable request of the NMHG

Companies; (ii) administration of the Accounts, including without limitation, invoicing, collections, legal and tax expertise, treasury, finance, accounting, and booking; (iii) preparation of documentation and marketing materials for each product; (iv) maintenance of the systems that will support all tracking and accounting for remarketing and funding of all Accounts.

         6.2 NATURE OF AGREEMENT. It is expressly understood and agreed that at no time will this Agreement be deemed to create a partnership, joint venture, employment contract, or any other relationship other than that of limited agent as set forth herein. No universal or general power of agency or attorney has been created hereunder.

         6.3 EXCLUSIVITY. Each of the GE Capital Companies will endeavor to not enter into any other financing program arrangements with NMHG Competitors (the term "NMHG Competitors" shall be as set forth on Exhibit C attached hereto which shall be amended from time by mutual agreement of the parties hereto). Each of the GE Capital Companies shall additionally endeavor not to develop any business unit whose primary function is to finance fork lift trucks. Each of the NMHG Group will not solicit, or enter into, any Wholesale or Retail Account (or enter into any partnership, joint venture or other arrangement with any other party to provide any of the foregoing) for Equipment, except that any of the NMHG Group may make equity investments in, or general loans and other extensions of credit to or for the benefit of, Dealers from time to time which may be secured by general liens on inventory, receivables, equipment and other assets of the Dealer. The parties hereto agree that the enforceability of this Section 6.3 shall be subject to the applicable laws and regulations of the countries in which each GE Capital and NMHG Company conducts business and the rulings of any extra-territorial agency (including, without limitation, the European Economic Commission ("EEC")) which may have jurisdiction over this Agreement. Additionally, the parties agree that no provision of this Agreement which, for the purposes of any regulation or directive of the EEC or any similar or equivalent agency in any other jurisdiction (each, a Competition Authority") renders or would render this Agreement (or any provision which is a part thereof) liable to registration with any such Competition Authority, shall be effective until thirty (30) days after the relevant details of the provision are filed with such Competition Authority and either written consent or a "no-action" letter or its equivalent has been obtained from such Competition Authority.

         6.4 REPRESENTATIONS, COVENANTS AND WARRANTIES OF THE NMHG GROUP. Each of the NMHG Group hereby represents, covenants and warrants to GE Capital that on the date hereof:

         (a) each is duly organized, validly existing and in good standing under the laws of the state or country of its incorporation;

         (b) each has full power and authority and legal rights to execute, deliver and perform this Agreement and the execution, delivery and performance hereof have been duly authorized by all necessary corporate action;

         (c) this Agreement has been duly executed and delivered by each and constitutes a legal, valid and binding obligation of each;

         (d) the execution, delivery and performance of this Agreement does not require any stockholder approval or any approval or consent of, or filing or registration with, any governmental body or regulatory authority or agency or any approval or consent of any trustee or holders of any indebtedness or obligations of each, or such approval or consent has been obtained and does not contravene any law, regulation, judgment or decree applicable to each or their respective certificates of incorporation or by-laws.

         Each of the NMHG Group further represents, covenants and warrants to GE Capital and the GE Capital Companies that on the date hereof and for the term of this Agreement: (i) each is, and will remain, fully licensed and in good standing in all states, territories or countries in which they are respectively doing business under all applicable laws governing such businesses; and (ii) and the actions contemplated hereby will not violate any confidence or any state, federal or other applicable law.

         6.5 REPRESENTATIONS, WARRANTIES AND COVENANTS OF GE CAPITAL. Each of GE Capital and the GE Capital Companies hereby represents, warrants and covenants to the NMHG Group that on the date hereof:

         (a) GE Capital is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and each of the GE Capital Companies is duly organized, validly existing and in good standing under the laws of the state or country of its incorporation;

         (b) each has full power and authority and legal rights to execute, deliver and perform this Agreement and the execution, delivery and performance hereof have been duly authorized by all necessary corporate action;

         (c) this Agreement has been duly executed and delivered by each of GE Capital and the GE Capital Companies and constitutes a legal, valid and binding obligation thereof; and

         (d) the execution, delivery and performance of this Agreement does not require any stockholder approval or any approval or consent of, or filing or registration with, any governmental body or regulatory authority or agency or any approval or consent of any trustee or holders of any indebtedness or obligations of GE Capital or the GE Capital Companies, or such approval or consent has been obtained, and does not contravene any law, regulation, judgment or decrees applicable thereto or their respective certificates of incorporation or by-laws.


         6.6      GENERAL INDEMNIFICATIONS.

         (a) Each of the NMHG Group hereby agrees to indemnify, save and keep harmless GE Capital and the GE Capital Companies, their respective agents, employees, successors and assigns from and against any and all losses, damages, penalties, injuries, actions and suits, including litigation costs and attorneys' fees, of whatsoever kind and nature directly or indirectly arising by reason of their breach or default of any term, condition, representation, warranty or agreement set forth in this Agreement or by reason of any improper act or omission to act of any of the NMHG Group in relation to the subject matter of this Agreement.

         (b) GE Capital and each of the GE Capital Companies hereby agrees to indemnify, save and keep harmless the NMHG Group, their respective agents, employees, successors and assigns from and against any and all losses, damages, penalties, injuries, actions and suits, including litigation costs and attorneys' fees, of whatsoever kind and nature directly or indirectly arising by reason of their breach or default of any term, condition, representation, warranty or agreement set forth in this

Agreement or by reason of any improper act or omission to act of GE Capital or any of the GE Capital Companies in relation to the subject matter of this Agreement.

         6.7 INDEMNIFICATION RELATING TO EQUIPMENT. The NMHG Group hereby agrees to indemnify, save and keep harmless GE Capital and the GE Capital Companies, their respective agents, employees, successors and assigns from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature, in contract or tort, whether caused by the active or passive negligence of GE Capital or the GE Capital Companies or otherwise, and including, but not limited to, their strict liability in tort, arising out of the selection, manufacture, purchase, acceptance or rejection of Equipment, the ownership of Equipment, and the delivery, lease, possession, maintenance, use, condition, return or operation of Equipment (including, without limitation, latent and other defects, whether or not discoverable by GE Capital, the GE Capital Companies, the Dealers or a Customer and any claim for patent, trademark or copyright infringement). The NMHG Group shall, at its own expense, defend any and all actions based on, or arising out of, any of the foregoing.

         6.8      TERM AND TERMINATION.

         (a) This Agreement shall be effective upon the execution and delivery hereof, shall remain in full force and effect for five (5) years (the "Base Term") unless sooner terminated as hereinafter provided, and will automatically renew for additional periods of one year (each a "Renewal Term") unless either NMHG or GE Capital, at any time not less than 180 days prior to the end of the Base Term or any Renewal Term, notifies the other that the notifying party will not renew this Agreement, in which event this Agreement will expire at the end of such Base Term or Renewal Term. Anything herein to the contrary notwithstanding, either NMHG or GE Capital shall have the right to terminate this Agreement without cause during any Renewal Term upon at least 180 days prior written notice to the other party.

         (b) Notwithstanding anything to the contrary contained in paragraph (a) hereof, this Agreement may be terminated (in whole or only as it relates to one or more of the NMHG Companies or the GE Capital Companies (as the case may be))during the Base Term or any Renewal Term for "cause", upon 120 days prior written notice by either party to the other. "cause" shall be defined as follows:

                            (i) dissolution or liquidation of NMHG, any of the
                     NMHG Companies, GE Capital or any of the GE Capital Companies;

                           (ii) insolvency of NMHG, any of the NMHG Companies,
                      GE Capital or any of the GE Capital Companies or the voluntary institution by NMHG, any of the NMHG Companies, GE Capital or any of the GE Capital Companies of any proceeding under any statute of any governmental authority for the relief of debtors, seeking relief from or readjustment of its indebtedness, either through reorganization, composition, extension or otherwise, or the involuntary institution against NMHG, any of the NMHG Companies, GE Capital or any of the GE Capital Companies of any such proceeding which is not vacated within sixty days from the institution thereof, or the appointment of a receiver, custodian or other officer having similar powers for NMHG, any of the NMHG Companies, GE Capital or any of the GE Capital Companies who is not removed within sixty days after such appointment;

                           (iii) any breach or violation by NMHG, any of the
                      NMHG Companies, GE Capital or any of the GE Capital Companies of any of their respective obligations contained in this Agreement (including without limitation, the exclusivity provisions set forth above), or in any other agreement between such parties, which breach or violation is not corrected within thirty (30) days after written notice thereof;

                           (iv) if NMHG management determines, in its sole
                      discretion, that any GE Capital Company(ies) is offering products and rates which are not competitive in their respective regional markets, then this Agreement may be terminated for "cause" solely with respect to such GE Capital Company(ies); or

                           (v) a termination, for any reason whatsoever, of the
                      Restated and Amended Joint Venture and Shareholders Agreement between General Electric Capital Corporation and NACCO Materials Handling Group, Inc. dated April 15, 1998 (the "Joint Venture Agreement").

         (c) It is hereby understood by NMHG, the NMHG Companies, GE Capital and the GE Capital Companies that after any termination, the terms and conditions of this Agreement shall continue in full force and effect and the parties shall continue to have the rights and duties set forth in this Agreement with respect to all Accounts outstanding or committed to by GE Capital or the GE Capital Companies on or before the date of any such termination.

                                   Article VII
                               Tradename Agreement
                               -------------------

         7.1 Each of the GE Capital Companies hereby acknowledges that any and all rights in the words "NMHG, NACCO Materials Handling Group, Inc., YALE or HYSTER" are proprietary to NMHG, and hereby agree not to: (i) take any action, directly or indirectly, to defeat any proprietary rights of NMHG in such words,
(ii) claim any proprietary rights in such words or the goodwill attached thereto except as provided in this Agreement; or (iii) use any such words except in conducting the ongoing business with respect to Retail and Wholesale Accounts as contemplated in this Agreement.

         7.2 Each of the GE Capital Companies hereby acknowledges that NMHG, its subsidiaries and any authorized dealers of NMHG or NMHG's subsidiaries have the right to use, or may be granted permission by NMHG to use, the words "NACCO Materials Handling Group, Inc.", "NMHG", "YALE", "YALE Industrial Trucks", "Yale Materials Handling", "HYSTER", "HYSTER Industrial Trucks" and "HYSTER Materials Handling" in a trade name or as part of a corporate name for any business relating to industrial trucks owned or controlled by NMHG, its subsidiaries or such dealers; and shall execute any consents which NMHG may consider necessary relating to the exercise of those rights. Each of the GE Capital Companies also hereby: (i) admits that NMHG has the right to register "NACCO Materials Handling Group, Inc.", "NMHG", "YALE", "YALE Industrial Trucks", "Yale Materials Handling", "HYSTER", "HYSTER Industrial Trucks" and "HYSTER Materials Handling" as service trademarks; (ii) agrees not to take any action, directly or indirectly, to defeat any trademark application which NMHG has filed or may file therefor; and
(iii) agrees to execute all documentation prepared by NMHG which may be required to prosecute such trademark application.

         7.3 For the duration of this Agreement, NMHG hereby consents to the use of the words "NACCO Materials Handling Group, Inc.", "NMHG", "YALE" and "HYSTER" by any of the GE Capital Companies solely with respect to conducting the business as contemplated in this Agreement. NMHG hereby agrees to defend, indemnify and hold harmless each of the GE Capital Companies against all claims, demands, suits or other proceedings (and all related costs and losses suffered by any such GE Capital Company including reasonable attorney's fees), brought against any such GE Capital Company based upon an allegation that the use of any such words in conducting such business constitutes an infringement of any trademark or other proprietary right. The provisions of this paragraph shall survive any termination of this Agreement.

                                  Article VIII
                               General Provisions
                               ------------------

         8.1 TITLE TO EQUIPMENT. With regard to all Accounts, title to, and ownership of, any related Equipment by GE Capital or any of the GE Capital Companies shall not be modified by this Agreement. The NMHG Group acknowledges that it has no right, title or interest in or to any Equipment that is the subject of any Account or the proceeds of any sale thereof, except as expressly provided herein. Each member of the NMHG Group agrees, upon any request by GE Capital or the GE Capital Companies, to execute any instrument necessary or expedient for filing or recording the interest of GE Capital or the GE Capital Companies in any such Equipment.

         8.2 WAIVER OF LIENS. To the extent that any of the NMHG Group may have a statutory, common law or other right or interest in, or lien upon, any Equipment for storage, labor, maintenance, repair or otherwise, each member of the NMHG Group hereby releases and waives such right, interest or lien and agrees to look only to its rights as a general creditor of GE Capital or the GE Capital Companies for compensation for performing the services provided under this Agreement, and not to the Equipment.

         8.3 SURVIVAL OF INDEMNITIES. The indemnities contained herein shall continue in full force and effect notwithstanding the termination of this Agreement whether by expiration of time, operation of law or otherwise.

         8.4 ADVERTISING. Without the prior written consent of the other parties hereto, neither NMHG, the NMHG Companies, GE Capital or the GE Capital Companies shall advertise in any manner the financial services to be offered pursuant to this Agreement. (whether by written brochure, newspaper advertisement, radio commercial, television commercial or otherwise), even if such advertisement is intended solely for the Dealers and the Customers.

         8.5 SUCCESSORS AND ASSIGNS. No party hereto may assign or delegate any of its respective rights or obligations hereunder without the prior written consent of the other party hereto; provided however, that GE Capital may assign this Agreement to any of its subsidiaries or affiliates without the consent of any of the NMHG Group. All of the terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.

         8.6 ENFORCEMENT. Time is of the essence of this Agreement. If any sum is not paid when due hereunder, then interest shall accrue thereon, from such due date until paid in full (both before and after any judgment) at a per annum rate equal to the London Interbank Offered Rate for one month dollar deposits (as published in the "Money Rates" section of The Wall Street Journal, U.S. Eastern Edition, on the respective due date) plus five percent (5%). If at any time pursuant to this Agreement, or any other agreement between GE Capital, the GE Capital Companies and the NMHG Group, each party to this Agreement owes the other party any sum, all such sums may be set-off against one another so that only the party owing the larger sum is required to make payment to the other. Such payment need only be made in the amount equal to the difference between sums which are due to one another.

         8.7 NO MODIFICATION; SEVERABILITY. This Agreement exclusively and completely states the rights of the parties hereto with respect to the subject matter hereof and supersedes all other agreements, written or oral, with respect thereto. None of the terms of, or obligations under, this Agreement may be changed, waived, modified or varied in any manner whatsoever, including, but not limited to, any action or inaction of either party, unless in a writing duly signed and executed by the parties. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.8 HEADINGS. The headings of Sections and Articles contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to Articles and Sections refer to the corresponding Articles and Sections of this Agreement unless otherwise specified.

         8.9 NOTICES. Any notices to the parties hereto under this Agreement shall be written, signed by a duly authorized representative, and shall be deemed to have been given when mailed to the intended recipient by certified mail or registered mail, return receipt requested, postage prepaid at the following addresses, unless the mailing party has received prior written notice that the address has changed;

         IF TO GE CAPITAL OR THE GE CAPITAL COMPANIES:

         General Electric Capital Corporation
         44 Old Ridgebury Road
         Danbury, Connecticut 06810
         Attention: Edward Simoneau

         with a copy to the following for any correspondence related to matters in Europe:

         GE Capital Services (EEF) Limited
         Trinity Square
         23/59 Staines Road
         Hounslow, Middlesex TW3 3HF
         United Kingdom
         Attention: Legal Director

        IF TO NMHG OR THE NMHG COMPANIES:

         NACCO Materials Handling Group, Inc.
         650 NE Holladay Street
         Suite 1600
         Portland, Oregon  97232
         Attn: General Counsel


         8.10 FUTURE COOPERATION. All of the parties hereto agree to sign such further documents and take such further action as may reasonably be necessary to effectuate this Agreement.

         8.11 TIME; NON-WAIVER OF REMEDIES. All of the parties hereto mutually agree that in performing any act under this Agreement, that time shall be of the essence and that the failure of either party to exercise any right or remedy shall not be deemed a waiver of any of the obligations of the other party or any right or remedy of either party.

         8.12 GOVERNING LAW. The laws of the State of New York shall govern this Agreement (without regard to its choice of law rules).

         8.13 ARBITRATION. Any and all disputes, controversies or claims arising out of, or relating to, this Agreement shall be determined by arbitration in accordance with the Arbitration Rules of the American Arbitration Association. The number of arbitrators shall be three. One arbitrator each shall be appointed by NMHG and GE Capital respectively, and the third arbitrator, who shall serve as chairman of the tribunal, shall be appointed by the American Arbitration Association. The place of arbitration shall be New York City. The language of the arbitration shall be English and any arbitral award arising from any arbitration pursuant to this paragraph shall be final and binding upon all parties hereto and no party shall seek recourse to a court of law or other authorities to appeal for revision of such decision or any other ruling of the arbitrator. The cost of the arbitration shall be borne by the party who does not prevail in the arbitration proceeding or as is otherwise decided by the arbitration panel. The question of whether a dispute is governed by this arbitration clause shall itself be determined by arbitration.

         8.14 CONFIDENTIALITY. All information with respect to the NMHG Group, GE Capital or the GE Capital Companies, or with respect to the business, operations, products and customers thereof, shall be kept confidential and shall not be disclosed to third parties, except for (i) any disclosures required by law or required to be made to any governmental agencies, or (ii) any disclosures to the parties respective independent certified public accounting firm or to other persons or entities that may need to know for the purpose of the business or operations of the NMHG Group, GE Capital or the GE Capital Companies, or
(iii) any disclosures of information that was in the public domain at the time of receipt or subsequently comes into the public domain (other than as a result of an unauthorized disclosure), or (iv) disclosures of the type that are customary in the ordinary course of business (e.g., the terms of financing available from the GE Capital Companies).

         8.15 FIVE-YEAR REVIEW. GE Capital and NMHG each agree that, within five years of the execution of this Agreement, they will mutually review the results of the transactions referred and closed in each country or region (as the case may be) to determine if it would be economically practical to establish a joint venture structure

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

through the use of management accounting similar in form to the U.S. joint venture established by the Joint Venture Agreement in some or all of such countries or regions.

         8.16 COMMITMENT TO TIMETABLE. Each of the NMHG Group and the GE Capital Companies agrees to use their best efforts to cooperate with GE Capital and NMHG to implement the Timetable set forth in Section 32 of the JV Agreement (a copy of which is attached as Exhibit D hereto) as such Timetable relates to the respective country or region for which the NMHG Group or the GE Capital Company is responsible.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


GENERAL ELECTRIC CAPITAL               NACCO MATERIALS HANDLING
CORPORATION                                          GROUP, INC.


By: /s/ Christopher H. Richmond        By: /s/ Reginald R. Eklund
   -----------------------------          -----------------------------

Title: Vice President and              Title: President
       General Manager                       --------------------------
      --------------------------


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